Exhibit 3.6

AMENDMENT NO. 1 TO

AMENDED AND RESTATED BYLAWS

OF

REGIONAL HEALTH PROPERTIES, INC.

I, the undersigned, do hereby certify:

1.	I am a duly elected, qualified and acting officer of Regional Health Properties, Inc., a Georgia corporation (the “Company”).

2.	The amendment to the Amended and Restated Bylaws of Regional Health Properties, Inc., dated September 21, 2017 (the “Bylaws”), reflected herein was approved and adopted by the Company’s Board of Directors (the “Board”) on June 27, 2023 in accordance with the authority provided to the Board in Sections 4.09 and 11.01(a) of the Bylaws and Sections 14-2-821 and 14-2-1020 of the Georgia Business Corporation Code.

3.	Section 10.05 of the Bylaws has been amended, as of June 27, 2023, to add to the end of Section 10.05 of the Bylaws the additional sentence set forth below:

“Without in any way limiting the foregoing and notwithstanding anything in these Bylaws to the contrary, whenever, pursuant to the Articles of Incorporation, the holders of any one or more classes of preferred stock or series thereof issued by the Corporation shall have the right to call a special meeting of shareholders to nominate, elect and/or remove directors of the Corporation (whether at an annual or special meeting of shareholders and whether voting separately by class or series), to fix the number of such directors or their term in office, to fill any vacancy on the Board of Directors, to determine any other features of each such directorship or to vote or take other action in respect of any of the foregoing, then the provisions set forth in the Articles of Incorporation with respect to such matters shall govern and control in the event of any conflict with these Bylaws and these Bylaws shall be deemed automatically amended to the fullest extent necessary to eliminate such conflict and to harmonize these Bylaws with such provisions of the Articles of Incorporation in all respects.”

* * * * *

IN WITNESS WHEREOF, I have hereunto subscribed my name this 27th day of June 2023.

REGIONAL HEALTH PROPERTIES, INC.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Chief Executive Officer and President

Signature Page to Amendment No. 1 to Amended and Restated Bylaws of

Regional Health Properties, Inc.